As filed with the Securities and Exchange Commission on March 24, 1999.

                                               REGISTRATION NO. 333-
   ======================================================================
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549
                           ----------------------

                                   FORM S-3


                           Registration Statement
                                    under
                         The Securities Act of 1933
                          -------------------------
                                 NEWELL CO.
           (Exact name of registrant as specified in its charter)

                        Delaware                   36-3514169
             (State or other jurisdiction of    (I.R.S. employer
             incorporation or organization)     identification no.)

                                Newell Center
                          29 East Stephenson Street
                          Freeport, Illinois 61032
        (Address of principal executive offices, including zip code)

                             Dale L. Matschullat
                       Vice President-General Counsel
                        6833 Stalter Drive, Suite 101
                          Rockford, Illinois 61108
                   (Name and address of agent for service)

                               (815) 381-8110
        (Telephone number, including area code, of agent for service)

                         --------------------------

        Approximate Date of Commencement of Proposed Sale to the Public:
   From time to time after the Registration Statement becomes effective.
        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]
        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                             CALCULATION OF REGISTRATION FEE

                                                                         Proposed             Proposed
                                                        Amount            maximum              maximum
                 Title of each class of                 to be         offering price          aggregate              Amount of
              securities to be registered             registered      per share (1)      offering price (1)      registration fee
              ---------------------------             ----------      -------------      ------------------      ----------------
       Common Stock, $1.00 par value (including         300,000           46.766             14,029,800             4,139
       Common Stock Purchase Rights)


     (1) Based upon $46.766 per share, the average of the high and low sales prices of the Common Stock as reported on the New York Stock Exchange on March 22, 1999. (See Rules 457(c) and 457(b) of the Securities Act of 1933).

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement will thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

                SUBJECT TO COMPLETION - DATED MARCH 24, 1999

   PROSPECTUS

                                 NEWELL CO.



                               300,000 Shares
                       Common Stock, $1.00 Par Value

                         RUBBERMAID RETIREMENT PLAN

        This Prospectus relates to shares of common stock of Newell Co. which may be offered and sold under the Rubbermaid Retirement Plan.

        Our common stock is traded on the New York Stock Exchange and the Chicago Stock Exchange under the symbol "NWL." On March 19, 1999, the closing sale price of the common stock on the New York Stock Exchange was $47.25 per share.

        The mailing address and telephone number of Newell's principal executive offices are: 29 East Stephenson Street, Freeport, Illinois 61032; telephone: (815) 235-4171.

          This Prospectus should be retained for future reference.

                            --------------------


   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                            --------------------



               The date of this Prospectus is March  ___, 1999


   The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

   You should rely only on the information provided or incorporated by reference in this Prospectus. The information in this Prospectus is accurate as of the dates on these documents, and you should not assume that it is accurate as of any other date.



                              TABLE OF CONTENTS
                                                                     PAGE

WHERE YOU CAN FIND MORE INFORMATION  . . . . . . . . . . . . . . . .    5

NEWELL.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5

DESCRIPTION OF THE RUBBERMAID RETIREMENT PLAN  . . . . . . . . . . .    7

   WHERE WILL MY RETIREMENT INCOME COME FROM?  . . . . . . . . . . .    8

   WHEN DO I BECOME A PARTICIPANT? . . . . . . . . . . . . . . . . .    8
        NEW HIRES  . . . . . . . . . . . . . . . . . . . . . . . . .    8
        TRANSFERS  . . . . . . . . . . . . . . . . . . . . . . . . .    8
        CONTINUATION OF PARTICIPATION -- PLAN MERGERS  . . . . . . .    8
        ESTABLISHMENT OF ACCOUNT . . . . . . . . . . . . . . . . . .    8

   WHAT IS "COVERED EMPLOYMENT"? . . . . . . . . . . . . . . . . . .    8

   ARE THERE ANY SPECIAL RULES THAT APPLY TO ME? . . . . . . . . . .    9

   WHO IS THE RECORDKEEPER UNDER THE RUBBERMAID RETIREMENT PLAN? . .    9

   WHEN MAY I START MAKING SALARY DEFERRAL CONTRIBUTIONS TO THE
        RUBBERMAID RETIREMENT PLAN?  . . . . . . . . . . . . . . . .    9

   HOW DO I MAKE SALARY DEFERRAL CONTRIBUTIONS TO THE RUBBERMAID
        RETIREMENT PLAN? . . . . . . . . . . . . . . . . . . . . . .    9

   WHAT ARE THE TAX CONSEQUENCES OF MY ELECTION TO MAKE SALARY
        DEFERRAL CONTRIBUTIONS TO THE RUBBERMAID RETIREMENT PLAN?  .    10

   WHEN DO I BECOME ELIGIBLE TO RECEIVE THE RUBBERMAID MATCHING
        CONTRIBUTION?  . . . . . . . . . . . . . . . . . . . . . . .    10

   WHEN DO I BECOME ELIGIBLE TO SHARE IN THE ANNUAL RUBBERMAID
        CONTRIBUTION?  . . . . . . . . . . . . . . . . . . . . . . .    10

   WHAT IS THE ANNUAL RUBBERMAID CONTRIBUTION MADE TO MY ACCOUNT?  .    11

   CAN I MAKE A ROLLOVER CONTRIBUTION TO THE PLAN? . . . . . . . . .    11

   WHAT IS A "YEAR OF SERVICE?"  . . . . . . . . . . . . . . . . . .    11

   WHAT IS AN "HOUR OF SERVICE"? . . . . . . . . . . . . . . . . . .    11

   MAY ASSOCIATES MAKE VOLUNTARY CONTRIBUTIONS TO THE RUBBERMAID
        RETIREMENT PLAN? . . . . . . . . . . . . . . . . . . . . . .    12

   HOW WILL MY MONEY BE INVESTED?  . . . . . . . . . . . . . . . . .    12

   WHEN MAY I RECEIVE DISTRIBUTION OF AMOUNTS HELD IN MY ACCOUNT
        UNDER THE RUBBERMAID RETIREMENT PLAN?  . . . . . . . . . . .    13

   WHEN DO I BECOME ELIGIBLE TO RETIRE?  . . . . . . . . . . . . . .    13



   WHAT HAPPENS IF I BECOME DISABLED WHILE EMPLOYED BY MY ADOPTING
        EMPLOYER?  . . . . . . . . . . . . . . . . . . . . . . . . .    14

   WHAT HAPPENS IF I DIE WHILE EMPLOYED BY RUBBERMAID OR A
        SUBSIDIARY OR DIVISION OF RUBBERMAID?  . . . . . . . . . . .    14

   WHAT HAPPENS IF MY EMPLOYMENT TERMINATES FOR ANY REASON OTHER
        THAN DEATH OR DISABILITY?  . . . . . . . . . . . . . . . . .    15

   HOW DO I DETERMINE THE VESTED PART OF MY ACCOUNT? . . . . . . . .    15

   WHAT IS A "BREAK IN SERVICE?" . . . . . . . . . . . . . . . . . .    16

   WHAT HAPPENS TO THE PART OF MY ACCOUNT THAT IS NOT VESTED IF MY
        EMPLOYMENT TERMINATES? . . . . . . . . . . . . . . . . . . .    16

   WHAT IF I AM REHIRED? . . . . . . . . . . . . . . . . . . . . . .    16
        RESTORING PAST YEARS OF SERVICE  . . . . . . . . . . . . . .    16
        RE-CREDITING FORFEITED AMOUNTS . . . . . . . . . . . . . . .    17

   HOW ARE BENEFITS DISTRIBUTED? . . . . . . . . . . . . . . . . . .    17

   WHAT FORMS OF PAYMENT ARE AVAILABLE TO ME?  . . . . . . . . . . .    17

   RUBBERMAID PROFIT SHARING PLAN PARTICIPANTS . . . . . . . . . . .    18
        FORMS OF PAYMENT FOR RUBBERMAID PROFIT SHARING PLAN
             PARTICIPANTS  . . . . . . . . . . . . . . . . . . . . .    19

   WHAT FORMS OF PAYMENT ARE AVAILABLE TO MY BENEFICIARY?  . . . . .    20
        FORM OF PAYMENT TO BENEFICIARY OF RUBBERMAID PROFIT SHARING
             PLAN PARTICIPANT  . . . . . . . . . . . . . . . . . . .    20

   WHO IS MY BENEFICIARY UNDER THE RUBBERMAID RETIREMENT PLAN? . . .    20
        SPECIAL PROVISIONS FOR DESIGNATING BENEFICIARY OF RUBBERMAID
             PROFIT SHARING PLAN PARTICIPANT . . . . . . . . . . . .    21

   HOW DO I APPLY FOR BENEFITS?  . . . . . . . . . . . . . . . . . .    21

   ARE TAXES REQUIRED TO BE WITHHELD FROM MY DISTRIBUTION? . . . . .    21

   WHAT OTHER TAX RULES APPLY TO MY DISTRIBUTION?  . . . . . . . . .    22

   IS MY ACCOUNT SUBJECT TO CLAIMS OF CREDITORS? . . . . . . . . . .    23

   ARE BENEFITS INSURED BY THE PBGC? . . . . . . . . . . . . . . . .    23

   CAN I BORROW FROM THE RUBBERMAID RETIREMENT PLAN? . . . . . . . .    23

   CAN I WITHDRAW MY ASSOCIATE VOLUNTARY CONTRIBUTIONS TO THE
        RUBBERMAID RETIREMENT PLAN?  . . . . . . . . . . . . . . . .    23

   CAN THE RUBBERMAID RETIREMENT PLAN BE TERMINATED? . . . . . . . .    24



   CAN I GET MORE INFORMATION ABOUT THE RUBBERMAID RETIREMENT PLAN?    24

   WHO PAYS PLAN EXPENSES? . . . . . . . . . . . . . . . . . . . . .   24

   HOW ARE PLAN EXPENSES PAID? . . . . . . . . . . . . . . . . . . .   25

   WHAT LAWS GOVERN THE RUBBERMAID RETIREMENT PLAN?  . . . . . . . .   25

   WHAT ARE MY ERISA PROTECTED RIGHTS? . . . . . . . . . . . . . . .   26

   HOW DO I APPEAL A DENIAL OF MY CLAIM FOR BENEFITS?  . . . . . . .   27

   ADDITIONAL INFORMATION  . . . . . . . . . . . . . . . . . . . . .   28
        PLAN ADMINISTRATOR . . . . . . . . . . . . . . . . . . . . .   28
        AGENT FOR SERVICE  . . . . . . . . . . . . . . . . . . . . .   28
        SPONSOR  . . . . . . . . . . . . . . . . . . . . . . . . . .   28
        EMPLOYER ID NUMBER . . . . . . . . . . . . . . . . . . . . .   28
        PLAN NUMBER  . . . . . . . . . . . . . . . . . . . . . . . .   28
        RECORDKEEPER . . . . . . . . . . . . . . . . . . . . . . . .   28
        TRUSTEE  . . . . . . . . . . . . . . . . . . . . . . . . . .   28

   Appendix A -- Adopting Employers and Locations  . . . . . . . . .   29

   APPENDIX B -- SPECIAL RULES . . . . . . . . . . . . . . . . . . .   30

   APPENDIX C -- RUBBERMAID UNITIZED STOCK FUND  . . . . . . . . . .   31
        FEES . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32

   APPENDIX D -- SUMMARY OF FINANCIAL DATA FOR INVESTMENT FUNDS --
        1998 . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
        RATES OF RETURN  . . . . . . . . . . . . . . . . . . . . . .   36

   APPENDIX E -- STABLE VALUE FUND . . . . . . . . . . . . . . . . .   37
        INVESTMENT OBJECTIVE . . . . . . . . . . . . . . . . . . . .   37
        FUND DESCRIPTION . . . . . . . . . . . . . . . . . . . . . .   38
        RISK CONTROL . . . . . . . . . . . . . . . . . . . . . . . .   38
        RATING DEFINITION  . . . . . . . . . . . . . . . . . . . . .   39
        PERFORMANCE DATA . . . . . . . . . . . . . . . . . . . . . .   39
        INVESTOR TYPE  . . . . . . . . . . . . . . . . . . . . . . .   39
        FUND MANAGER . . . . . . . . . . . . . . . . . . . . . . . .   40
        FEES . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40

LIMITATION OF LIABILITY  . . . . . . . . . . . . . . . . . . . . . .   41

USE OF PROCEEDS  . . . . . . . . . . . . . . . . . . . . . . . . . .   41

PLAN OF DISTRIBUTION . . . . . . . . . . . . . . . . . . . . . . . .   41

DESCRIPTION OF COMMON SHARES . . . . . . . . . . . . . . . . . . . .   41

EXPERTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41

LEGAL MATTERS  . . . . . . . . . . . . . . . . . . . . . . . . . . .   41

                     WHERE YOU CAN FIND MORE INFORMATION


        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

        The SEC allows us to "incorporate by reference" into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until our offering is completed:

   1.   Annual Report on Form 10-K for the year ended December 31, 1998;

   2.   Current Report on Form 8-K filed with the SEC on March 11, 1999;

   3.   The description of our common stock contained in Newell's
        Registration Statement on Form 8-B filed with the Securities and Exchange Commission on June 30, 1987; and

   4. The description of Newell's Rights contained in our Registration Statement on Form 8-A12B dated August 28, 1998.

        You may request a copy of these filings at no cost, by writing to or telephoning us at the following address:

        Newell Co.
        6833 Stalter Drive
        Suite 101
        Rockford, Illinois  61108
        Tel: 1-800-424-1941
        Attn:     Office of Investor Relations

        You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

                                   NEWELL

   Newell is a manufacturer and full-service marketer of staple consumer products sold to high-volume purchasers, including home centers and hardware stores, office superstores and contract stationers, discount stores and warehouse clubs, department and specialty stores, and drug and grocery stores. Newell's basic business strategy is to merchandise a multi-product offering of brand name consumer products, which are concentrated in product categories with relatively steady demand not dependent on changes in fashion, technology or season, and to differentiate itself by emphasizing superior customer service. Newell's multi-product offering consists of staple consumer products in three major product groups: Hardware and Home Furnishings, Office Products, and Housewares.

        Newell believes that its primary competitive strengths are superior customer service, innovative marketing and merchandising programs, a broad multi-product offering, market leadership in virtually all product categories, decentralized manufacturing and marketing, centralized administration, and experienced management. Newell uses industry leading technology which contributes to its consistent on time delivery of products to its customers.

        Newell's principal corporate offices are located at the Newell Center, 29 East Stephenson Street, Freeport, Illinois 61032, and its telephone number at these offices is 1-815-235-4171.

        On March 24, 1999, Rubbermaid Incorporated was merged with Newell. Rubbermaid and its subsidiaries manufacture, market, sell and distribute products for resale in the consumer, commercial, industrial, institutional, specialty, agricultural and contract markets. The items produced and marketed by Rubbermaid are principally in the home, juvenile, infant and commercial products categories, and include such product lines as: housewares, hardware, storage and organizational products, seasonal items, leisure and recreational products, infant furnishings, children's toys and products, commercial and industrial maintenance products, home health care products, sanitary maintenance items, and food service products. Rubbermaid's broad range of products are sold and distributed through its own sales personnel and manufacturers' agents to a variety of retailers and wholesalers, including discount stores and warehouse clubs, toy stores, home centers and hardware stores, supermarkets, catalog showrooms and distributors serving institutional markets.
   Rubbermaid's basic strategy is to market branded, high-quality products that offer high value to customers and consumers. Value is that best combination of quality, service, timeliness, innovation and price as perceived by the user.

               DESCRIPTION OF THE RUBBERMAID RETIREMENT PLAN

   HIGHLIGHTS OF THE RUBBERMAID RETIREMENT PLAN

   On March 24, 1999 (i) Rubbermaid merged into Newell and became a wholly owned subsidiary of Newell and (ii) Newell changed its name to Newell Rubbermaid Inc. In connection with this corporate merger, each share of Rubbermaid Common Stock held under the Plan as of the merger date has been converted into .7883 shares of Newell Rubbermaid Common Stock. The portion of your Plan account that has been converted into Newell Rubbermaid Common Stock will continue to be subject to your current investment direction, unless and until you change your investment direction in accordance with applicable Plan procedures. All other Plan provisions and procedures remain unchanged.

   This summary contains an explanation of a very valuable benefit: the Rubbermaid Retirement Plan (formerly known as the Rubbermaid
   Incorporated Associates' Profit Sharing Retirement Plan). This summary plan description describes the plan as in effect on July 1, 1998, except as otherwise noted.

   SOME OF THE KEY FEATURES OF THE
   RUBBERMAID RETIREMENT PLAN ARE:

   401(k) Feature:
   * You can make "salary deferral" contributions on a regular basis through a payroll deduction program. The amount you elect to contribute can be a whole percentage of your eligible compensation of not less than one percent and not more than 12 percent unless limited by Rubbermaid for the plan year.

   * Your "salary deferral" contributions and earnings on them are tax-deferred. That means you pay no Federal, and in most cases, no state income taxes on your savings until you take them out of the Rubbermaid Retirement Plan.

   * For each dollar that you contribute to the Rubbermaid Retirement Plan up to a maximum of 6% of your eligible compensation, Rubbermaid will contribute $.50. Earnings on Rubbermaid matching contributions are tax-deferred.

   * You can also make rollover contributions from other qualified retirement plans or a conduit IRA to the Rubbermaid Retirement Plan.

   ANNUAL RUBBERMAID CONTRIBUTION:
   *    Rubbermaid makes an annual contribution to the Rubbermaid
        Retirement Plan for eligible associates based on their eligible compensation.

   * In order to receive the annual Rubbermaid contribution, you must be a participant in covered employment on the last day of the calendar year and have worked or been credited with 1,000 or more hours of service during the calendar year. (Special rules apply in cases of death, total and permanent disability, or military service.)

   INVESTMENT CONTROL:
   * You control the investment among the available funds of all amounts held in your account under the Rubbermaid Retirement Plan.

   The Rubbermaid Retirement Plan is an important benefit. Please make sure you discuss it with your family.

             RUBBERMAID RETIREMENT PLAN SUMMARY PLAN DESCRIPTION

   WHERE WILL MY RETIREMENT INCOME COME FROM?

   Retirement planning is a shared responsibility between you, your employer, and the government. The government provides Social Security benefits. Rubbermaid contributes to the Rubbermaid Retirement Plan on your behalf. You can also contribute to the Rubbermaid Retirement Plan on a tax-deferred basis through regular payroll withholding.

   WHEN DO I BECOME A PARTICIPANT?

   NEW HIRES

   If you are hired into covered employment, you become a participant in the Rubbermaid Retirement Plan as of the January 1 which immediately follows your date of hire. If you are hired on January 1, you will immediately become a participant in the Rubbermaid Retirement Plan.

   TRANSFERS

   If you transfer into covered employment, you become a participant in the Rubbermaid Retirement Plan on the later of (1) your transfer date or (2) the January 1 that coincides with or immediately follows your original date of hire by Rubbermaid or any subsidiary or division of Rubbermaid.

   CONTINUATION OF PARTICIPATION -- PLAN MERGERS

   Effective April 1, 1995, the Rubbermaid Commercial Products Inc. Associates' Profit Sharing Retirement Plan and the Rubbermaid Incorporated Profit Sharing Plan were merged into the Rubbermaid Retirement Plan. If you were a participant in the Rubbermaid Commercial Products Inc. Associates' Profit Sharing Retirement Plan or the Rubbermaid Incorporated Profit Sharing Plan on March 31, 1995, and you continue in covered employment, you automatically became a participant in the amended and restated Rubbermaid Retirement Plan on April 1, 1995.

   ESTABLISHMENT OF ACCOUNT

   When you become a participant in the Rubbermaid Retirement Plan, an account is established in your name to hold your salary deferral contributions, your Rubbermaid matching contributions, your rollover contributions and your share of the annual Rubbermaid contribution, and investment earnings on those amounts.

   WHAT IS "COVERED EMPLOYMENT"?

   You are in "covered employment" if you are employed by an adopting employer at a plant, division, or other business operation to which coverage has been extended and you are not covered by a collective bargaining agreement. Adopting employers and covered operations are listed at the end of this summary plan description in Appendix A.

   ARE THERE ANY SPECIAL RULES THAT APPLY TO ME?

   If you previously participated in another plan that was merged into the Rubbermaid Retirement Plan or if you are employed by an employer that was acquired by Rubbermaid or a subsidiary of Rubbermaid, special rules may apply to you and/or all or a part of your account under the Rubbermaid Retirement Plan. Additionally, certain portions of the Rubbermaid Retirement Plan, such as the annual Rubbermaid contribution, are not available to associates of certain adopting employers. A description of these special rules which either supersede or supplement the rules otherwise outlined in this summary plan description are listed in Appendix B.

   WHO IS THE RECORDKEEPER UNDER THE RUBBERMAID RETIREMENT PLAN?

   Rubbermaid has hired Fidelity Institutional Retirement Services Company ("Fidelity") as recordkeeper for the Rubbermaid Retirement Plan. Fidelity processes many of the elections you will make under the Rubbermaid Retirement Plan including your election to make salary deferral contributions to the Rubbermaid Retirement Plan.

   In addition, Fidelity also processes your elections regarding rollover contributions, investment of your account, designation of a beneficiary to receive distribution of your remaining account if you die before your account is distributed in full, receipt of a loan from your account, and receipt of a withdrawal or distribution from your account. If you have any questions regarding the procedures for conducting any of these transactions, you should contact Fidelity directly at 1-800-301-4015.

   WHEN MAY I START MAKING SALARY DEFERRAL CONTRIBUTIONS TO THE
   RUBBERMAID RETIREMENT PLAN?

   Upon becoming a participant, you may elect to start making salary deferral contributions to the Rubbermaid Retirement Plan through Fidelity, in accordance with rules and procedures prescribed by Rubbermaid. For more information regarding the applicable rules and procedures, please contact your Human Resources department.

   Your election will be given effect as soon as reasonably practicable after it is received by Fidelity.

   HOW DO I MAKE SALARY DEFERRAL CONTRIBUTIONS TO THE RUBBERMAID
   RETIREMENT PLAN?

   You make salary deferral contributions through regular payroll deductions. You designate the percentage of your eligible compensation that you wish to contribute to the Rubbermaid Retirement Plan as salary deferral contributions, and that amount is deducted from each paycheck and contributed to the Rubbermaid Retirement Plan on your behalf. The percentage you designate must be a whole number of not less than one and not more than 12 percent unless limited by Rubbermaid for the plan year. You may at any time change your election to make or not to make salary deferral contributions from future compensation.

   WHAT ARE THE TAX CONSEQUENCES OF MY ELECTION TO MAKE SALARY DEFERRAL CONTRIBUTIONS TO THE RUBBERMAID RETIREMENT PLAN?

   Your salary deferral contributions to the Rubbermaid Retirement Plan are not subject to Federal income tax until they are distributed or withdrawn from the Rubbermaid Retirement Plan. In addition, the income and appreciation on your salary deferral contributions are not subject to Federal income tax while held by the Trustee and are not includable in your taxable income until distributed or withdrawn.

   Your salary deferral contributions are, however, "wages" subject to Social Security tax up to the amount of the contribution and benefit base as determined under Section 230 of the Social Security Act. In addition, your salary deferral contributions are subject to the Medicare portion of the FICA taxes regardless of income level.

   WHEN DO I BECOME ELIGIBLE TO RECEIVE THE RUBBERMAID MATCHING
   CONTRIBUTION?

   If you are eligible and you elect to make salary deferral contributions to the Rubbermaid Retirement Plan, Rubbermaid will make a matching contribution each payroll period equal to 50% of the first 6% of your eligible compensation contributed to the Rubbermaid
   Retirement Plan as a salary deferral contribution for the payroll period.

   WHEN DO I BECOME ELIGIBLE TO SHARE IN THE ANNUAL RUBBERMAID
   CONTRIBUTION?

   Annual Rubbermaid contributions are made to the Rubbermaid Retirement Plan and shared among eligible participants. To be eligible you must:

   *    be a participant,

   * be employed by an adopting employer, that participates in the annual Rubbermaid contribution, on the last day of the plan year (i.e., December 31), unless you terminated employment because of death, total and permanent disability, or military service and you received eligible compensation from your adopting employer for the plan year, and

   * have been credited with 1,000 or more hours of service during the plan year.

   WHAT IS THE ANNUAL RUBBERMAID CONTRIBUTION MADE TO MY ACCOUNT?

   Generally, the amount that Rubbermaid contributes to the Rubbermaid Retirement Plan each year on behalf of eligible participants is equal to the following:

   * six percent of each eligible participant's eligible compensation (as defined below) for the plan year, plus

   * an additional percentage (not to exceed three percent) of each eligible participant's eligible compensation determined based on improvement in the Economic Value Added (EVA) for Rubbermaid and all subsidiaries and divisions of Rubbermaid.

   ELIGIBLE COMPENSATION IS YOUR BASE PAY, OVERTIME AND CERTAIN OTHER EARNINGS THAT ARE PAID AS A SUBSTITUTE FOR BASE PAY OR A MODIFICATION TO BASE PAY. IF YOU HAVE ANY QUESTIONS ABOUT WHAT CONSTITUTES
   "ELIGIBLE COMPENSATION" FOR PURPOSES OF THE RUBBERMAID RETIREMENT PLAN, CONTACT YOUR LOCAL HUMAN RESOURCES DEPARTMENT.

   CAN I MAKE A ROLLOVER CONTRIBUTION TO THE PLAN?

   If you are a covered employee of an adopting employer and you previously participated in a qualified retirement plan of another employer, any distribution you receive from such plan may be rolled over into the Rubbermaid Retirement Plan. For information regarding the rules and procedures applicable to rollover contributions, please contact Fidelity. Your eligibility to participate in all other parts of the Rubbermaid Retirement Plan is contingent on the satisfaction of the eligibility requirements set forth on page 5 above.

   WHAT IS A "YEAR OF SERVICE?"

   A year of service is credited to you for each plan year (January 1 to December 31) in which you have completed 1,000 or more hours of service with Rubbermaid or any subsidiary or division of Rubbermaid or a predecessor employer as set forth in Appendix B.

   WHAT IS AN "HOUR OF SERVICE"?

   An hour of service is credited for each hour for which you are entitled to receive compensation from Rubbermaid or any subsidiary or division of Rubbermaid or a predecessor employer as set forth in Appendix B, whether or not you perform duties during such period. However, hours of service are not credited to you for periods in which you are absent from employment and receive compensation under a plan maintained solely for the purpose of complying with workers' compensation or unemployment compensation laws.

   Hours of service are also credited for certain periods during which you are not entitled to payment. For example, you will receive credit for hours of service during periods of approved absence or military duty (if following your discharge from active military duty, you return to employment with Rubbermaid or any subsidiary or division of Rubbermaid while your re-employment rights are protected by Federal law).

   The number of hours of service credited to you during a period that you are absent from employment will be equal to the number of hours you would normally have been scheduled to work if you had not been absent. Hours of service may be credited on the basis of approved equivalencies rather than actual hours worked.

   MAY ASSOCIATES MAKE VOLUNTARY CONTRIBUTIONS TO THE RUBBERMAID
   RETIREMENT PLAN?

   Prior law provided that associates could make other additional deductible contributions and/or nondeductible contributions other than salary deferral contributions. The law was changed in 1986 to eliminate the allowance of deductible contributions and place severe restrictions on nondeductible contributions. Because of the change in the law, the Rubbermaid Retirement Plan does not allow any further associate voluntary contributions. Associate voluntary contributions made prior to the change remain in the Rubbermaid Retirement Plan.

   HOW WILL MY MONEY BE INVESTED?

   All contributions to the Rubbermaid Retirement Plan are transferred to the Trustee to administer until they are paid out under the terms of the Rubbermaid Retirement Plan. You are permitted to direct investments of your account. The right to direct investments is subject to certain limitations and restrictions. You may only invest in the investment funds offered under the Rubbermaid Retirement Plan.

   Two of the investment funds offered under the Rubbermaid Retirement Plan are the Rubbermaid Unitized Stock Fund, which is invested primarily in Rubbermaid common stock, and the Stable Value Fund, which is managed by PRIMCO Capital Management. Information regarding these two investment funds can be found in the Appendices at the end of this summary plan description. The Appendices will be updated periodically.

   The other investment funds available under the Rubbermaid Retirement Plan are mutual funds that Rubbermaid has selected to offer you a wide range of investment opportunities. Information regarding the mutual funds and the rules for making investment elections is contained in the separate investment materials available from Fidelity.

   You can make two elections regarding investment of your account. One election controls the investment of future salary deferral contributions, Rubbermaid matching contributions and annual Rubbermaid contributions coming into your account. The other election controls the investment of amounts currently held in your account.

   You will receive a quarterly statement regarding the value of your account.

   It is intended that the Rubbermaid Retirement Plan satisfy the requirements of Section 404(c) of the Employee Retirement Income Security Act of 1974. As a result, Rubbermaid Retirement Plan fiduciaries will not be liable for any losses resulting directly from your exercise of investment control over your account under the Rubbermaid Retirement Plan.

   WHEN MAY I RECEIVE DISTRIBUTION OF AMOUNTS HELD IN MY ACCOUNT UNDER THE RUBBERMAID RETIREMENT PLAN?

   Generally, distribution of your account may not be made to you (or your beneficiary) until you retire, die, or otherwise terminate employment.

   The following sections discuss in detail the timing of distributions, the amounts that are distributable to you upon the occurrence of a distribution event, and the forms of payment available for distributions. However, if your employment terminates for any reason and your distributable account balance is $5,000 or less, your entire distributable account balance will be distributed to you (or your beneficiary) in a lump sum payment as soon as administratively practicable following your termination of employment. As a result, you (or your beneficiary) would not have the ability to defer receipt of benefits until a later date as described below nor to elect a form of payment other than a lump sum.

   WHEN DO I BECOME ELIGIBLE TO RETIRE?

   The normal retirement age is 65, at which time you become fully vested in all amounts being held in your account under the Rubbermaid Retirement Plan regardless of your years of service. If you decide to retire at normal retirement age, you may elect to receive all or a portion of your account balance at that time or to defer payment to a later date, but not later than the April 1 of the calendar year following the calendar year in which you attain age 70-1/2.

   You may elect to continue working for your adopting employer beyond normal retirement age. In that event, you will continue to be eligible to make salary deferral contributions and receive Rubbermaid matching contributions under the Rubbermaid Retirement Plan and, to the extent that you meet the applicable eligibility requirements, to share in the annual Rubbermaid contribution to the Rubbermaid Retirement Plan until your actual retirement. You may also elect to receive benefits from the Rubbermaid Retirement Plan after you reach normal retirement age even if you are still employed.

   WHAT HAPPENS IF I BECOME DISABLED WHILE EMPLOYED BY MY ADOPTING
   EMPLOYER?

   For periods of employer-approved leave due to disability, you will continue to be a participant under the Rubbermaid Retirement Plan. You will receive credit for hours of service, even though you are not physically working, unless your leave is the result of an occupational illness or injury. However, you will only be permitted to make salary deferral contributions to the Rubbermaid Retirement Plan and to share in Rubbermaid matching contributions and in the annual Rubbermaid contribution to the Rubbermaid Retirement Plan during such leave to the extent that you receive eligible compensation from your adopting employer while on leave.

   If while you are on employer-approved leave, it is determined that you are totally and permanently disabled (as defined in the Rubbermaid Retirement Plan), you will become fully vested in your account under the Rubbermaid Retirement Plan regardless of your years of service and you may elect to retire because of disability. You will be eligible to receive a share of the annual Rubbermaid contribution for the year in which you retire because of total and permanent disability, provided you have received eligible compensation from your adopting employer for that year.

   If you retire because of total and permanent disability, you may elect to receive all or a portion of your account balance at that time or to defer distribution until a later date (but not beyond the April 1 of the calendar year following the calendar year in which you attain age 70-1/2).

   TOTAL AND PERMANENT DISABILITY IS DEFINED UNDER THE RUBBERMAID RETIREMENT PLAN AS A PHYSICAL OR MENTAL CONDITION RESULTING FROM BODILY INJURY, DISEASE OR MENTAL DISORDER WHICH RENDERS A PERSON INCAPABLE OF PERFORMING ANY JOB FOR HIS ADOPTING EMPLOYER. AN ASSOCIATE WILL NOT BE DEEMED TO BE TOTALLY AND PERMANENTLY DISABLED UNLESS MEDICAL EVIDENCE OF THE DISABILITY IS SUBMITTED TO RUBBERMAID BY A LICENSED PHYSICIAN AND EITHER:

   *    THE ASSOCIATE QUALIFIES FOR DISABILITY BENEFITS UNDER SOCIAL
        SECURITY; OR

   * IS ELIGIBLE UNDER THE RUBBERMAID HEALTH AND WELFARE BENEFIT PLAN FOR LIFE INSURANCE WAIVER OF PREMIUM.

   WHAT HAPPENS IF I DIE WHILE EMPLOYED BY RUBBERMAID OR A SUBSIDIARY OR DIVISION OF RUBBERMAID?

   If you die while you are employed by Rubbermaid or a subsidiary or division of Rubbermaid, the total amount in your account will be fully vested regardless of your years of service. Your account balance will be payable to your beneficiary(ies).

   WHAT HAPPENS IF MY EMPLOYMENT TERMINATES FOR ANY REASON OTHER THAN DEATH OR DISABILITY?

   If your employment with Rubbermaid and all subsidiaries and divisions of Rubbermaid terminates prior to your retirement, total and permanent disability, or death, you might only be entitled to receive a part of your account under the Rubbermaid Retirement Plan. The amount you will be entitled to receive in such event is the vested part of your account.

   You may elect to receive all or a portion of the vested part of your account balance at the time your employment terminates or to defer distribution until a later date (but not beyond the April 1 of the calendar year following the calendar year in which you attain age 70-1/2).

   HOW DO I DETERMINE THE VESTED PART OF MY ACCOUNT?

   You are always fully vested in the salary deferral contributions, Rubbermaid matching contributions and rollover contributions and the earnings on those contributions that are held in your account. You are also always fully vested in the associate voluntary contributions and the earnings on those contributions that were permitted to be made to the Rubbermaid Retirement Plan prior to January 1, 1987 and which are held in your account.

   Your vested interest in the annual Rubbermaid contributions and the earnings on those contributions that are held in your account is determined based upon your years of service. If you have been credited with seven years of service you are fully vested in the annual
   Rubbermaid contributions and earnings held in your account.

   If you have been credited with fewer than seven years of service, only a part of the annual Rubbermaid contributions and earnings on them that are held in your account will be "vested." The percentage of those contributions and earnings that is vested is as follows:

        Years of Service    Vested Percentage
        ----------------    -----------------

             1                     0%
             2                     0%
             3                    20%
             4                    40%
             5                    60%
             6                    80%
             7 or more           100%

   In general, all of your years of service with Rubbermaid or any subsidiary or division of Rubbermaid apply to vesting. However, if your employment with Rubbermaid and all subsidiaries and divisions of Rubbermaid terminates, on re-employment you will receive no credit for years of service that took place prior to your termination unless either:

   * you had a vested interest in salary deferral contributions or employer contributions held in your account at the time of the termination; or

   * the number of consecutive breaks in service you incur after the termination is fewer than five.

   WHAT IS A "BREAK IN SERVICE?"

   If during any plan year you fail to complete more than 500 hours of service, a break in service will occur.

   WHAT HAPPENS TO THE PART OF MY ACCOUNT THAT IS NOT VESTED IF MY EMPLOYMENT TERMINATES?

   The nonvested part of your account will be held in a suspended account in your name until the earlier of (1) the end of the plan year in which your employment terminated or (2) the date you receive a distribution from your account. If you are not rehired before that date, you will lose (forfeit) any right to the nonvested amount. Any forfeited amount will be used to offset the annual Rubbermaid contribution for that plan year.

   WHAT IF I AM REHIRED?

   If you terminate employment with Rubbermaid and all subsidiaries or divisions of Rubbermaid and later return to work with Rubbermaid or a subsidiary or division of Rubbermaid, you should be concerned about two things:

   (1) whether your past years of service will be included with years of service you earn after your re-employment in determining your vested part of the annual Rubbermaid contributions held in your account following your reemployment; and

   (2) whether any amounts you forfeited because of your prior termination will be re-credited to your account upon reemployment.

   RESTORING PAST YEARS OF SERVICE

   Your years of service earned before your termination of employment with Rubbermaid and all subsidiaries and divisions of Rubbermaid will not be included with your years of service earned after your re-employment unless one of the following applies:

   *    You made salary deferral contributions to the Rubbermaid
        Retirement Plan before your termination of employment.

   * You were vested in part of the annual Rubbermaid contributions held in your account.

   * You are re-employed before you incur five breaks in service after your termination.

   If your past years of service are not restored on re-employment, you will be treated as a new participant in the Rubbermaid Retirement Plan and your vested part of the annual Rubbermaid contributions held in your account will be determined based only on the years of service you earn following your re-employment.

   RE-CREDITING FORFEITED AMOUNTS

   If you forfeited the nonvested part of your account when you terminated employment with Rubbermaid and all subsidiaries and divisions of Rubbermaid, the forfeited amounts will be recredited to your account upon re-employment only if all of the following requirements are met:

   (1) you are re-employed with Rubbermaid or a subsidiary or division of Rubbermaid before you incur five breaks in service following the later of (i) your termination date or (ii) the date you received distribution from your account because of your termination;

   (2) you resume covered employment within five years of your re-employment date; and

   (3) you re-pay any distribution you received from the Rubbermaid Retirement Plan upon your prior termination (i) before you incur five consecutive breaks in service following the distribution and
        (ii) within five years of your reemployment date.

   HOW ARE BENEFITS DISTRIBUTED?

   There are various forms of payment by which benefits may be distributed to you from the Rubbermaid Retirement Plan. The form of payment depends on the elections you make. The rules under this section apply to all distributions you will receive from the Rubbermaid Retirement Plan, whether by reason of retirement, termination or any other event which may result in a distribution of benefits.

   WHAT FORMS OF PAYMENT ARE AVAILABLE TO ME?

   You can elect the form of payment which best suits you. All elections must be made in accordance with procedures prescribed by Rubbermaid. Any such election can generally be modified or revoked. The forms of payment are:

   (1)  Lump sum

   (2)  Periodic payments

   You may elect any one or a combination of these forms.

   For example, you may choose to receive part of your account balance in a single lump sum payment and receive the remainder of the account in installment payments over 10 years. IRS rules require that beginning on the April 1 following the later of the calendar year in which you retire or the calendar year in which you reach age 70-1/2, the form of payment you elect must provide for distribution of your full account balance over a period no longer than your life expectancy.

   RUBBERMAID PROFIT SHARING PLAN PARTICIPANTS

   Special provisions concerning distribution of your account apply to you if you are a Rubbermaid Profit Sharing Plan participant. You are a Rubbermaid Profit Sharing Plan participant if prior to April 1, 1995 you were employed by an employer that participated in the Rubbermaid Profit Sharing Plan and you had an account under the Rubbermaid Profit Sharing Plan that was transferred to the Rubbermaid Retirement Plan on April 1, 1995. The following adopting employers participated in the Rubbermaid Profit Sharing Plan:

   (1)  Rubbermaid Commercial Products Inc. at Cleveland, Tennessee;

   (2) Rubbermaid Health Care Products at Statesville, North Carolina (formerly Rubbermaid -- Statesville, Inc. and Carex Inc.);

   (3)  Rubbermaid-Cortland, Inc. at Cortland, New York;

   (4)  Rubbermaid Specialty (Seasonal) Products, Inc. at Centerville,
        Iowa;

   (5)  Rubbermaid Specialty (Seasonal) Products, Inc. at Winfield,
        Kansas;

   (6)  Rubbermaid Office Products, Inc. at Maryville, Tennessee

   (7)  Rubbermaid Office Products, Inc. at Carson, California;

   (8)  Rubbermaid Incorporated at Goodyear, Arizona;

   (9)  The Little Tikes Company at Hudson, Ohio;

   (10) The Little Tikes Company at Sebring, Ohio;

   (11) The Little Tikes Company at City of Industry, California;

   (12) The Little Tikes Company (Missouri) at Aurora, Missouri;

   (13) The Little Tikes Company (Pennsylvania) at Shippensburg,
        Pennsylvania; and

   (14) Microcomputer Accessories, Inc. at Inglewood, California.

   FORMS OF PAYMENT FOR RUBBERMAID PROFIT SHARING PLAN PARTICIPANTS

   If you are a Rubbermaid Profit Sharing Plan participant, additional forms of payment are available for distribution of that part of your account that is attributable to your participation in the Rubbermaid Profit Sharing Plan. The additional forms of payment are:

   (1)  Annuity

   (2) Installment payments over a period not exceeding the joint life expectancy of you and your beneficiary

   Unless you elect one of the other available forms of payment, distribution of that part of your account that is attributable to your participation in the Rubbermaid Profit Sharing Plan will be made:

   * in a single life annuity, if you are not married on the date payment begins, or

   * a 50% qualified joint and survivor annuity, if you are married on the date payment begins.

   If you elect to receive distribution in the form of an annuity, that part of your account balance that is attributable to your participation in the Rubbermaid Profit Sharing Plan will be used to purchase the appropriate annuity from an insurance company. The cost of purchasing an annuity can be significant relative to the total account balance. All costs related to the purchase of this annuity will be subtracted from your account balance.

   If you are married on the date payment begins, you must have your spouse's written consent to elect a form of payment other than the 50% qualified joint and survivor annuity. Your spouse's consent must be witnessed by a Notary Public.

   A SINGLE LIFE ANNUITY PROVIDES EQUAL MONTHLY PAYMENTS TO YOU FOR YOUR LIFE, WITH NO PAYMENTS CONTINUING AFTER YOUR DEATH.

   A 50% QUALIFIED JOINT AND SURVIVOR ANNUITY PROVIDES EQUAL MONTHLY PAYMENTS TO YOU FOR YOUR LIFE, WITH MONTHLY PAYMENTS CONTINUING TO YOUR SURVIVING SPOUSE AFTER YOUR DEATH EQUAL TO 50% OF THE AMOUNT YOU WERE RECEIVING WHEN YOU DIED. TO RECEIVE PAYMENTS UNDER THE 50% QUALIFIED JOINT AND SURVIVOR ANNUITY, YOUR SURVIVING SPOUSE MUST BE THE SAME SPOUSE TO WHOM YOU WERE MARRIED ON THE DATE PAYMENT BEGAN.

   WHAT FORMS OF PAYMENT ARE AVAILABLE TO MY BENEFICIARY?

   If you die after distribution of your account balance has begun, distribution will continue to your beneficiary(ies) in the same form of payment that you were receiving, unless your beneficiary elects a more rapid form of payment.

   If you die before distribution of your account balance has begun, your beneficiary(ies) can elect any one or a combination of the following forms of payment:

   (1)  Lump sum

   (2) Periodic payments. Periodic payments cannot be made over a period longer than five years from your death, unless your beneficiary is your surviving spouse. Periodic payments to your surviving spouse may be made over a period not exceeding your surviving spouse's life expectancy.

   FORM OF PAYMENT TO BENEFICIARY OF RUBBERMAID PROFIT SHARING PLAN
   PARTICIPANT

   If you are a Rubbermaid Profit Sharing Plan participant and you die before distribution of your account balance has begun, special rules apply to the distribution of that part of your account that is attributable to your participation in the Rubbermaid Profit Sharing Plan.

   You may select the form of payment to your beneficiary. A beneficiary may only select the form of payment if you have not already done so.

   In addition, if your beneficiary is your surviving spouse, your surviving spouse will receive distribution of that part of your account that is attributable to your participation in the Rubbermaid Profit Sharing Plan in a single life annuity, unless he or she elects one of the other available forms of payment.

   WHO IS MY BENEFICIARY UNDER THE RUBBERMAID RETIREMENT PLAN?

   You can designate your beneficiary under the Rubbermaid Retirement Plan on the form provided by Fidelity. If you are married, your beneficiary will automatically be your spouse, unless you designate another beneficiary with your spouse's written consent. Your spouse's consent must be witnessed by a Notary Public.

   If you do not designate a beneficiary, or your designated beneficiary dies before you do, your beneficiary under the Rubbermaid Retirement Plan will be:

   (1)  your surviving spouse or, if none;

   (2)  your surviving children or, if none;

   (3)  your surviving parents or, if none;

   (4)  your surviving brothers and sisters or, if none;

   (5)  your executors and administrators.

   If your beneficiary dies after you, but before receiving distribution of the full amount he or she is entitled to under the Rubbermaid Retirement Plan, distribution will be made to your beneficiary's estate, unless your beneficiary has designated another beneficiary to receive benefits in that event.

   SPECIAL PROVISIONS FOR DESIGNATING BENEFICIARY OF RUBBERMAID PROFIT SHARING PLAN PARTICIPANT

   If you are a Rubbermaid Profit Sharing Plan participant, are married, and wish to designate a beneficiary other than your spouse to receive distribution of that part of your account that is attributable to your participation in the Rubbermaid Profit Sharing Plan, your spouse must consent in writing to waive the single life annuity payable to him or her if you die before distribution of your account begins. Your spouse's consent must be witnessed by a notary public.

   HOW DO I APPLY FOR BENEFITS?

   When you become eligible for a benefit from the Rubbermaid Retirement Plan, you may apply for your benefit in accordance with rules and procedures prescribed by Rubbermaid. For information regarding the applicable rules and procedures, please contact Fidelity.

   ARE TAXES REQUIRED TO BE WITHHELD FROM MY DISTRIBUTION?

   Generally, the Trustee is required to withhold Federal income tax from all taxable distributions. The amount of withholding will be 20% of the taxable amount distributed.

   You may avoid having Federal income tax withheld from your distribution only if the distribution is made to the trustee or custodian of an Individual Retirement Account, or another qualified defined contribution plan. You may elect to:

   * Directly transfer all of the distributable amount to a trustee or custodian of an Individual Retirement Account or another qualified defined contribution plan.

   * Directly transfer part of the distributable amount to a trustee or custodian, and receive the balance of the distributable amount. (Note: The amount you receive will be subject to withholding.)

   If you do not elect one of the above options, the distributable amount will be paid directly to you and Federal income tax equal to 20% of the taxable amount of the distribution will be withheld from the payment.

   If you elect to receive a series of payments rather than a single lump sum, the amounts paid to you may not be eligible for a direct transfer. Amounts that are not eligible for direct transfer are also not subject to the mandatory withholding requirement.

   Additional specific information concerning required withholding and direct transfers is available from Fidelity.

   WHAT OTHER TAX RULES APPLY TO MY DISTRIBUTION?

   If you receive a lump sum distribution from the Rubbermaid Retirement Plan after reaching age 59-1/2, you may be eligible to make a one-time election of five-year averaging. Under five-year averaging, you treat the amount you receive in year one as having instead been received in equal installments over a five-year period. You may only elect five-year averaging if (1) you have been a participant in the Rubbermaid Retirement Plan for five or more taxable years before the taxable year in which the distribution is made, (2) you do not elect to roll over any portion of the lump sum distribution, and (3) you elect averaging treatment for all lump sum distributions that you receive in that year. Your beneficiary can elect this special averaging treatment regardless of your period of participation in the Plan. Five-year averaging is not available for distributions of your deductible associate voluntary contributions and distributions that occur after 1999.

   If you reached age 50 by January 1, 1986, you will be permitted to make a one-time election between five-year averaging (at tax rates in effect in the year of distribution) and ten-year averaging (at tax rates in effect in 1986) and may elect capital gain treatment (at a 20% tax rate) for amounts attributable to participation in the Plan prior to 1974.

   If you receive a distribution or make a withdrawal before age 59-1/2, a 10% additional income tax may apply to the taxable portion of the distribution or withdrawal. The additional tax does not apply to withdrawals or distributions (1) made because of your death, disability, or separation from service after reaching age 55, (2) used for payment of medical expenses to the extent deductible under Section 213 of the Code, (3) that are part of a scheduled series of substantially equal periodic payments made not less frequently than annually for your life expectancy, provided the payments begin after you separate from service, or (4) made to an alternate payee pursuant to a qualified domestic relations order.

   The rules governing taxation of qualified plan distributions are complex. There are many financial considerations involved in deciding whether to begin receiving benefits from the Rubbermaid Retirement Plan and how to receive them. You should consult with a tax or financial counselor familiar with your particular tax situation prior to making your decision.

   IS MY ACCOUNT SUBJECT TO CLAIMS OF CREDITORS?

   As a general rule, creditors may not attach, garnish or otherwise interfere with your account.

   There is an exception, however, to this general rule. Rubbermaid may be required by law to recognize obligations which result from court ordered child support or alimony payments. Rubbermaid must honor a qualified domestic relations order. A qualified domestic relations order is defined as a decree or order issued by a court that obligates you to pay child support or alimony, or otherwise allocates a portion of assets in the Rubbermaid Retirement Plan to a spouse, former spouse, child or other dependent. If a qualified domestic relations order is received by Rubbermaid, all or a portion of your account may be used to satisfy the obligation. Pursuant to the Rubbermaid Retirement Plan Qualified Domestic Relations Order Procedures, Rubbermaid shall determine the validity of any domestic relations order which is received. You may obtain, without charge, a copy of such procedures from the Plan Administrator.

   ARE BENEFITS INSURED BY THE PBGC?

   Benefits under the Rubbermaid Retirement Plan are not insured by the Pension Benefit Guaranty Corporation (PBGC) since this is a defined contribution plan. The PBGC only insures defined benefit pension plans.

   CAN I BORROW FROM THE RUBBERMAID RETIREMENT PLAN?

   You may borrow against the vested part of your account under the Rubbermaid Retirement Plan while you are employed by Rubbermaid or any subsidiary or division of Rubbermaid, however, no loans will be made to an employee who makes a rollover contribution to the Rubbermaid Retirement Plan but who has not yet satisfied the eligibility requirements under the Rubbermaid Retirement Plan. Plan loans are made in accordance with rules and procedures prescribed by Rubbermaid. For information regarding the applicable rules and procedures, please contact Fidelity.

   CAN I WITHDRAW MY ASSOCIATE VOLUNTARY CONTRIBUTIONS TO THE RUBBERMAID RETIREMENT PLAN?

   You may at any time withdraw the nondeductible associate voluntary contributions you made to the Rubbermaid Retirement Plan before

   January 1, 1987, excluding any earnings credited to them while they were held under the Rubbermaid Retirement Plan. Withdrawals must be made in accordance with rules and regulations prescribed by Rubbermaid. The minimum amount that you may withdraw is the lesser of $100 or 100% of the nondeductible associate voluntary contributions, excluding any earnings, remaining in your account under the Rubbermaid Retirement Plan. For more information, please contact Fidelity.

   CAN THE RUBBERMAID RETIREMENT PLAN BE TERMINATED?

   The Rubbermaid Retirement Plan may be amended or discontinued by Rubbermaid at any time, but no amendment may deprive you of any vested interest in your account. On termination of the Rubbermaid Retirement Plan or of contributions to it, the accounts of all affected participants become fully vested. If the Rubbermaid Retirement Plan is terminated, the accounts may or may not be paid out immediately. If contributions are terminated, but the Rubbermaid Retirement Plan continues, benefits are paid out when you otherwise become entitled to them under the terms of the Rubbermaid Retirement Plan.

   CAN I GET MORE INFORMATION ABOUT THE RUBBERMAID RETIREMENT PLAN?

   This plan summary makes many general statements in order to give you a basic understanding of your rights and how the Rubbermaid Retirement Plan operates. It describes the principal provisions of the Rubbermaid Retirement Plan. However, it must be understood by you that it is not the complete Rubbermaid Retirement Plan.

   In case any conflict arises between the provisions of the Rubbermaid Retirement Plan and this description, the provisions of the Rubbermaid Retirement Plan shall be controlling.

   A complete copy of the Rubbermaid Retirement Plan is available for inspection during regular business hours at the Rubbermaid Corporate Benefits Department, 1147 Akron Road, Wooster, Ohio 44691-6000. If you have any questions regarding the Rubbermaid Retirement Plan and its administration, you may also contact the Rubbermaid Corporate Benefits Department at (330) 264-6464.

   WHO PAYS PLAN EXPENSES?

   The costs of administering the Plan, including investment management, legal, accounting and trustee and recordkeeping fees and similar administrative expenses are generally paid out of Plan assets. The Benefit Plans Committee makes the determination of which costs are charged to the Plan and how those costs are allocated. They also may make changes to how such costs are charged and allocated at any time without notice to participants.

   HOW ARE PLAN EXPENSES PAID?

   The following expenses are deducted from the appropriate fund in proportion to the value of each participant's account balance:

   (1)  Investment management fees

   (2) Annual loan maintenance fees (for loans initiated prior to 11/1/96)

   (3)  Annual zero balance account fees for newly eligible participants

   (4)  Rubbermaid Unitized Stock Fund administration fees*

   (5)  Stable Value Fund administration fees*

   *    EXPENSES ARE CHARGED TO THE ACCOUNT BALANCE OF ONLY THOSE
        INVESTING IN THE FUND.

   The following expenses are deducted in an equal dollar amount from each participant's account balance:

   (1)  Fees to comply with government rules and regulations

   (2)  Annual participant recordkeeping fees

   (3)  Legal, accounting, actuarial and trustee fees

   The following expenses are deducted directly from each participant's account balance for those incurring the fees without reference to the amount of the account balance:

   (1)  Minimum required distribution fees

   (2)  New loan set up fees

   (3)  Annual loan maintenance fee (for loans initiated after 11/1/96)

   All Plan fees are subject to change without notice. Please refer to the prospectus for each investment option offered in the Plan for more specific information.

   WHAT LAWS GOVERN THE RUBBERMAID RETIREMENT PLAN?

   The Rubbermaid Retirement Plan and its related trust are subject to the principal protective provisions of Titles I, II, and III of the Employee Retirement Income Security Act ("ERISA") which apply to defined contribution plans maintained by corporate employers.

   The Rubbermaid Retirement Plan and the trust are qualified under
   Section 401(a) of the Internal Revenue Code, and the trust is exempt from taxation under Section 501(a) of the Internal Revenue Code.

   WHAT ARE MY ERISA PROTECTED RIGHTS?

   As a participant in the Rubbermaid Retirement Plan you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (ERISA). ERISA provides that all Plan participants shall be entitled to:

   * Examine, without charge, at the Plan Administrator's office and at other specified locations, such as worksites, all documents governing the Plan and a copy of the latest annual report (Form 5500 Series) filed by the Plan with the U.S. Department of Labor.

   * Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan and copies of the latest annual report (Form 5500 Series) and updated summary plan description. The Plan Administrator may make a reasonable charge for the copies.

   * Obtain information as to whether a particular employer has adopted the Plan and, if so, the employer's address, upon written request addressed to the Plan Administrator.

   * Receive a summary of the Plan's annual financial report. The Plan Administrator is required by law to furnish each participant with a copy of this summary annual report.

   In addition to creating rights for Plan participants ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan, called "fiduciaries" of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit or exercising your rights under ERISA. If your claim for a benefit is denied in whole or in part you must receive a written explanation of the reason for the denial. You have the right to have the Plan review and reconsider your claim. Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials from the Plan and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court. In addition, if you disagree with the Plan's decision or lack thereof concerning the qualified status of a domestic relations order or a medical child support order, you may file suit in Federal court. If it should happen that Plan fiduciaries misuse the Plan's money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in Federal court. The court will decide who should pay court costs and legal fees. If you are successful the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

   If you have any questions about the Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, you should contact the nearest office of the Pension and Welfare Benefits Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Pension and Welfare Benefits Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210.

   HOW DO I APPEAL A DENIAL OF MY CLAIM FOR BENEFITS?

   You do not have to make a formal claim in order to receive your benefits under the Plan; most plan transactions are handled through the Fidelity customer service telephone facilities. You may, however, file a written claim for your benefits or rights under the Plan with the Plan Administrator. The Plan Administrator shall render a decision on your claim within 90 days of its receipt (or within 180 days of receipt in special circumstances of which you will be informed in writing). If you disagree with a decision made by the Plan Administrator regarding a claim under the Plan, you have the right to ask the Plan Administrator for a review of its decision. You should contact the Plan Administrator at its business address or at its business phone number within 60 days of the date on which you receive notice of denial of the claim. A request for review must contain the following information:

   (a) the date you received notice of denial of your claim and the date your request for review is filed;

   (b)  the specific part of the claim you want reviewed;

   (c) a statement setting forth the basis upon which you think the decision should be reversed; and

   (d) any written material that you think is pertinent to your claim and that you want the Plan Administrator to examine.

   Unless additional time is required, the Plan Administrator will review the denial of your claim and notify you in writing of its decision, within 60 days of the filing of your request.

   ADDITIONAL INFORMATION

   PLAN ADMINISTRATOR:

        The Plan Administrator is:
        Benefit Plans Committee, c/o Corporate Benefits
        Department, Rubbermaid Incorporated,
        1147 Akron Road, Wooster, OH 44691-6000

   AGENT FOR SERVICE:

        The agent for service of legal process is:
        Rubbermaid Incorporated, 1147 Akron
        Road, Wooster, OH 44691-6000,
        Attention: General Counsel and Secretary

        Service of legal process may also be made upon the Trustee or Plan Administrator.

   SPONSOR:

        The Sponsor of the Rubbermaid Retirement Plan is:
        Rubbermaid Incorporated, 1147 Akron
        Road, Wooster, OH 44691-6000

   EMPLOYER ID NUMBER:

        The Sponsor's employer identification
        number is: 34-0628700

   PLAN NUMBER:

        The plan number is: 001

   RECORDKEEPER:

        The Recordkeeper for the Rubbermaid Retirement Plan is:
        Fidelity Institutional Retirement
        Services Company, 200 Magellan Way,
        Covington, KY 41015

   TRUSTEE:

        The Trustee with respect to Rubbermaid Retirement Plan assets is:
        Fidelity Management Trust
        Company, 82 Devonshire Street,
        Boston, MA 02109

   Appendix A -- Adopting Employers and Locations as of July 1, 1998

   (1)  Rubbermaid Commercial Products LLC
        Winchester, Virginia

   (2)  Rubbermaid Incorporated
        Wooster, Ohio

   (3)  Rubbermaid Texas Limited
        Greenville, Texas
        Cleburne, Texas

   (4)  Rubbermaid Commercial Products Inc
        Cleveland, Tennessee

   (5)  Rubbermaid Specialty (Seasonal) Products Inc
        Centerville, Iowa
        Winfield, Kansas

   (6)  Rubbermaid Incorporated
        Goodyear, Arizona

   (7)  The Little Tikes Company
        Hudson, Ohio
        Sebring, Ohio
        City of Industry, California
        Shippensburg, Pennsylvania

   (8)  Rubbermaid Cleaning Products Inc.
        (formerly Empire Brushes, Inc.)
        Greenville, North Carolina

   (9)  Rubbermaid Sales Corp.
        Wooster, Ohio
        Winchester, Virginia
        Hudson, Ohio
        Corning, New York
        Jeffersonville, Ohio
        Woodbridge, Virginia
        Kenosha, Wisconsin

   (10) Little Tikes Commercial Play Systems Inc.
        (adopting employer effective 4/1/98)
        Farmington, Missouri

   (11) Graco Children's Products Inc.,
        Century Products Division
        (adopting employer effective 8/17/98)
        Macedonia, Ohio
        Massillon, Ohio

   APPENDIX B -- SPECIAL RULES

   The following rules apply to certain participants in the Rubbermaid Retirement Plan. These rules apply notwithstanding any other provisions of this summary to the contrary.

   SPECIAL ELIGIBILITY RULES

   If you were employed by Little Tikes Commercial Play Systems Inc. on January 1, 1998 and you were in covered employment with Little Tikes Commercial Play Systems Inc. on April 1, 1998, you became a participant in the Rubbermaid Retirement Plan as of April 1, 1998.

   If you were employed by Century Products Company on January 1, 1998 and you were in covered employment with Graco Children's Products Inc., Century Products Division on August 17, 1998, you became a participant in the Rubbermaid Retirement Plan as of August 17, 1998.

   SPECIAL RULES RELATING TO THE ANNUAL RUBBERMAID CONTRIBUTION

   The 1998 annual Rubbermaid contribution made on behalf of eligible employees of Little Tikes Commercial Play Systems Inc. will be determined based on such employees' eligible compensation for the entire 1998 calendar year.

   Associates employed by Rubbermaid Sales Corporation or Graco
   Children's Products Inc., Century Products Division are not eligible to receive a share of the annual Rubbermaid contribution under the Rubbermaid Retirement Plan.

   SPECIAL SERVICE CREDITING RULES

   All "years of service," as defined on page 6, completed while employed by Century Products Company prior to the acquisition of its assets by Graco Children's Products Inc. will be credited to you for all purposes under the Rubbermaid Retirement Plan if you were employed by Century Products Company on June 16, 1998, the date its assets were acquired by Graco Children's Products Inc.

   SPECIAL DISTRIBUTION RULES

   If you were a participant in the Rubbermaid Office Products 401(k) Savings and Investment Plan, that part of your account that is attributable to salary deferral contributions made under the Rubbermaid Office Products Inc. 401(k) Savings and Investment Plan that were transferred to the Rubbermaid Retirement Plan may be withdrawn by you once you have attained age 59-1/2 even if you are still employed by an adopting employer.

   If you were a participant in the GOTT Corporation Employee Stock Ownership Plan you may elect to receive distribution of all or a part of your account that is attributable to your participation in the GOTT Corporation Employee Stock Ownership Plan in the form of shares of Rubbermaid Common Stock.

   APPENDIX C -- RUBBERMAID UNITIZED STOCK FUND

   The following documents filed by Rubbermaid with the Securities and Exchange Commission (the "Commission") are incorporated by reference into the Registration Statement on Form S-8 (the "Registration Statement") filed with the Commission registering the Rubbermaid common stock in which your contributions may be invested under the Plan and the separate participation interests in the Plan and into this summary plan description, designated portions of which constitute part of a prospectus that meets the requirements of Section 10(a) of the Securities Act (the "Prospectus") with respect to the Registration
   Statement:

   (1) The Plan's Annual Report on Form 11-K for the fiscal year ended December 31, 1997.

   (2) Rubbermaid's Annual Report on Form 10-K for the fiscal year ended December 31, 1997.

   (3) The description of the Rubbermaid common stock contained in Rubbermaid's Registration Statement on Form 8-A filed with the Commission on July 2, 1986.

   (4)  The description of the rights set forth in Rubbermaid's
        Registration Statement on Form 8-A filed with the Commission on June 27, 1996.

   All documents subsequently filed by either Rubbermaid or the Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold also are incorporated by reference into the Registration Statement and the Prospectus from the date of filing of such documents.

   Rubbermaid will provide to each participant a copy of its annual report to security holders for its latest fiscal year (or other permitted document containing audited financial statements of Rubbermaid) at the time documents containing the Plan information required by Part I of Form S-8 are delivered to such participant.

   Rubbermaid will also provide, without charge to any participant, upon written or oral request: (i) a copy of any of the documents referred to above that are incorporated into the Registration Statement and the Prospectus (other than exhibits, unless the exhibits are specifically incorporated by reference into the information incorporated into the

   Registration Statement and Prospectus), and (ii) a copy of all documents containing the information concerning the Plan required by
   Part I of Form S-8 that constitute part of the Prospectus.

   In addition, Rubbermaid will provide, without charge, to all employees who participate in the Rubbermaid Unitized Stock Fund (and to any other Plan participant who so requests, orally or in writing) copies of all reports, proxy statements and other communications distributed to shareholders of Rubbermaid generally.

   Requests for any of the foregoing information should be directed to:
   Investor Relations, Rubbermaid Incorporated, 1147 Akron Road, Wooster, OH 44691, telephone number (330) 264-6464.

   FEES

   Participants investing in the Rubbermaid Unitized Stock Fund may incur various fees which are deducted from participant accounts in the following different ways:

   (1) In proportion to the value of each participant's Rubbermaid Unitized Stock Fund balance:

        *    Investment management fees
        * Annual loan maintenance fees (for loans initiated prior to 11/01/96)
        * Annual zero balance account fees for newly eligible participants
        *    Proxy and fund administration fees

   (2)  In equal dollar amount from each participant's Rubbermaid
        Unitized Stock Fund balance:

        *    Fees to comply with government rules and regulations
        *    Annual participant recordkeeping fees
        *    Legal, accounting, actuarial and trustee fees

   (3) Directly from each participant's Rubbermaid Unitized Stock Fund balance for those incurring the fees:

        *    Minimum required distribution fees
        *    New loan set up fees
        * Annual loan maintenance fees (for loans initiated on or after 11/01/96)

   APPENDIX D -- SUMMARY OF FINANCIAL DATA FOR INVESTMENT FUNDS -- 1998 CHOOSING INVESTMENT FUNDS

   Participants in the Plan may choose to have contributions to the Plan and funds in their accounts invested in one or more of the following investment funds:

   (1) STABLE VALUE FUND: This is a stable value fund (not a mutual fund), managed by PRIMCO Capital Management, Inc. It seeks to provide for preservation of capital (amount invested) and stability of investment returns. The fund assets can be invested in a number of diversified, high quality investment contracts with insurance companies, banks or other financial institutions. Some of the investment contracts may be a general obligation of the issuing insurance company, bank or financial institution. Other investment contracts may be invested in specific fixed income securities. Each contract has its own interest rate (variable or fixed) and maturity date (generally not longer than seven years). Although several new contracts are entered into each year, fund participants earn the composite interest (blended rate) from the portfolio of contracts held by the fund. Although individual investment contracts are backed by the issuer, units of this investment are not backed by PRIMCO, the Plan Sponsor, or insured by the FDIC. Yield will vary.

   (2) FIDELITY PURITAN FUND: Puritan Fund is a growth and income fund. It seeks as much income as possible, consistent with preservation of capital, by investing in a broadly diversified portfolio of domestic and foreign common stocks, preferred stocks and bonds, including lower quality, high yield debt securities. Dividend amounts will vary. The Fund's share price and return will fluctuate.

   (3) SPARTAN U.S. EQUITY INDEX FUND: Spartan U.S. Equity Index Fund is a growth and income fund. It seeks investment results that try to duplicate the composition and total return of the S&P 500 and in other securities that are based on the value of the Index.
        The Fund's manager focuses on duplicating the performance and composition of the Index versus a strategy of selecting attractive stocks. The Fund's share price and return will fluctuate.

   (4) FIDELITY CONTRAFUND: Contrafund is a growth fund. It seeks long-term capital appreciation by investing mainly in the securities of companies believed to be out of favor or undervalued. The fund invests in domestic and foreign common stocks and stocks and securities convertible into common stock, but it may purchase other securities that may produce capital appreciation. Investing in undervalued or out of favor stocks can lead to investments in small companies which are not well known. The stock of small companies may be subject to more frequent and greater price changes than other companies. The Fund's share price and return will fluctuate.

   (5) FIDELITY MAGELLAN FUND: Magellan Fund is a growth fund. It seeks long-term capital appreciation by investing in the stocks of both well known and lesser known companies with potentially above average growth potential and a correspondingly higher level of risk. Securities may be of foreign, domestic, and multinational companies. The Fund's share price and return will fluctuate.

   (6) FIDELITY SMALL CAP SELECTOR: Small Cap Selector is a growth fund. It seeks capital appreciation by investing primarily in companies that have market capitalizations of $750 million or less at the time of the Fund's investment. Under normal conditions at least 65% of the Fund's total assets will be invested in the common or preferred stock of such companies. The Fund may invest in all types of equity securities, including common and preferred stock, and may invest a portion of its assets in the stock of companies with larger market capitalizations. Shares purchased on or after 11/15/97 held less than 90 days will be subject to a 1.50% redemption fee. Share price and return will fluctuate.

   (7) FIDELITY DIVERSIFIED INTERNATIONAL FUND: Fidelity Diversified International Fund is an international fund. It seeks capital growth by investing primarily in equity securities of companies located anywhere outside the U.S. that are included in the Morgan Stanley EAFE Index. In selecting investments for the fund, the manager relies on computer aided quantitative analysis supported by fundamental research. The Fund seeks to generate more capital growth than that of the EAFE Index. It is important to remember that foreign investments pose greater risks and potential rewards than U.S. investments. The risks include political and economic uncertainties of foreign countries as well as the risk of currency fluctuations. Share price and return will fluctuate.

   (8) RUBBERMAID UNITIZED STOCK FUND: The Rubbermaid Unitized Stock Fund invests primarily in Rubbermaid Common Stock. It is not a mutual fund, nor is it a managed option. Its goal is to increase the value of your investment through capital growth by investing primarily in Rubbermaid Common Stock along with a small amount of short-term investments to allow for exchanges or withdrawals every business day. As with any stock, the value of your investment may go up or down depending on how your company stock performs in the market. Investing in a non-diversified, unmanaged single stock inherently involves more investment risk than investing in a diversified fund. Performance is directly tied to the performance of the company as well as to that of the stock market as a whole. Further information on unitization is set forth below.

   The following are additional fund choices that are available effective October 1, 1998:

   (9) FIDELITY U.S. BOND INDEX FUND. Fidelity U.S. Bond Index Fund is an income mutual fund. Its goal is to provide investment results that correspond to the aggregate price and investment performance of the debt securities in the Lehman Brothers Aggregate Bond

        Index. (The Lehman Brothers Aggregate Bond Index is an unmanaged, market value weighted index of investment-grade, fixed-rate debt issues, including government, corporate, asset-backed, and mortgage-backed securities with maturities of at least one year.) The Fund invests primarily in investment-grade (medium to high quality) debt securities, including U.S. Treasury and U.S. government securities, corporate bonds, asset-backed and mortgage-backed securities, and U.S. dollar-denominated foreign securities. The Fund's share price, yield and return will vary.

   (10) INVESCO DYNAMICS FUND. INVESCO Dynamics Fund is a mid-cap growth mutual fund. It seeks long-term capital growth by investing in domestic common stocks of companies traded on U.S. securities exchanges as well as on the over-the-counter (OTC) market. The Fund also has the flexibility to invest in other types of securities, including preferred stocks and convertible securities, and short-term instruments. The Fund may invest up to 25% of its assets in foreign securities, which involve greater risks. The Fund's share price and return will vary.

   (11) FIDELITY EQUITY-INCOME FUND. Fidelity Equity-Income Fund is a growth and income mutual fund. Its goal is to provide moderate income while offering the potential for capital appreciation. It seeks to provide a yield that exceeds the yield of the securities in the S&P 500. The Fund focuses primarily on income-producing stocks such as common and preferred stocks. The Fund may also invest in bonds for income and generally avoids securities issued by companies without proven earnings or credit. The Fund's share price and return will vary.

   The Trustee maintains separate accounts showing each type of contribution and the interest of each participant in all of the eleven investment funds. The Trustee revalues the investment funds and allocates earnings and any increases or decreases in the value of each fund to the participant's individual accounts daily. The allocation is made in direct proportion to the relative size of each individual participant's balance in a particular investment fund in relation to the balances of all participants in that Fund. The Trustee has full and exclusive powers of management and control over investment fund assets of which it has custody and control. The Trustee and not the participant has the right to vote the securities (other than Rubbermaid Common Stock reflected in the Rubbermaid Unitized Stock
   Fund) held in the investment funds and to exercise any other rights with respect to such securities.

   A participant's interest in the Rubbermaid Unitized Stock Fund is accounted for in units, rather than on a per share basis. The value of a unit reflects the combined market value of the underlying Rubbermaid Common Stock and the market value of the short term cash position used to meet the daily cash transaction needs of the Rubbermaid Unitized

   Stock Fund. The market value of the Rubbermaid Common Stock portion of the Rubbermaid Unitized Stock Fund is based on the closing price of the Rubbermaid Common Stock on the New York Stock Exchange multiplied by the total number of shares held in the Rubbermaid Unitized Stock Fund. After determining the market value of the Rubbermaid Common Stock portion of the Rubbermaid Unitized Stock Fund, the value of the cash position is added and the total is divided by the number of outstanding units to determine the daily unit value.

   All contributions are invested and held by the Trustee in accordance with the terms of the Plan and the trust maintained to hold assets of the Plan. Income and proceeds from the sale of investments of each investment fund are reinvested in that investment fund by the Trustee. The Trustee or any applicable Investment Manager purchases the assets of the investment funds on the open market except that the Trustee may purchase Rubbermaid Common Stock from Rubbermaid in accordance with the requirements of Section 408 of ERISA.

   The Trustee may use a number of brokers to buy and sell securities for the Plan. The selection of these brokers is based on an analysis of the services they provide and the importance of these services in aiding the investment function. Services include research on economics, industries, and companies, including both fundamental and technical information. These research services are used by the Trustee to service all of its accounts, and not all of these services are used in connection with Plan investments. Commissions paid to the brokers are paid by the Trustee and are based on a uniform discount schedule established by the Trustee.

   RATES OF RETURN

   A summary of the investment performance for each of the investment funds is set forth below.

                                                        CUMULATIVE TOTAL RETURNS
     FUND NAME                                       PERIOD ENDING DECEMBER 31, 1998
     ---------                                 ----------------------------------------
                                               3 MONTH           1 YEAR          3 YEAR
                                               -------           ------          ------
     Stable Value Fund                           1.52%            6.35%           20.42%
     Spartan U.S. Equity Index Fund             21.38%           28.48%          109.79%
     Fidelity Puritan Fund                      12.71%           16.59%           64.27%
     Fidelity Contrafund                        23.73%           31.57%           97.32%
     Fidelity Magellan Fund                     27.22%           33.63%           88.93%
     Fidelity Small Cap Selector Fund           14.07%           -7.39%           33.91%
     Fidelity Diversified International Fund    15.25%           14.39%           56.13%
     Fidelity U.S. Bond Index Fund               0.37%            8.87%           23.30%
     INVESCO Dynamics Fund                      27.10%           23.64%           78.59%
     Fidelity Equity-Income Fund                16.16%           12.52%           77.01%


     Investment results reflect past performance and do not guarantee or predict future results. Interests in the Stable Value Fund are not deposits or other obligations issued, endorsed, or guaranteed by

   Fidelity Management Trust Company or any of its affiliates. These interests, and interests or shares in any other investment fund, are not insured by the U.S. Government, the Federal Deposit Insurance Corporation, or any other governmental agency.

   The following information provides historical market price data for the Rubbermaid Common Stock for the 5-year period ending on December 31, 1998 on the New York Stock Exchange:

   QUARTER-END DATE        HIGH               LOW             CLOSE
   ----------------        ----               ---             -----

        3/31/94          $ 27-3/4          $ 26-1/8         $ 27-1/4
        6/30/94          $ 26-5/8          $ 26-1/8         $ 26-1/4
        9/30/94          $ 26-3/4          $ 26-3/8         $ 26-5/8
        12/30/94         $ 29-3/4          $ 25-3/8         $ 28-3/4

        3/31/95          $ 34-1/4          $ 27-3/8         $ 33
        6/30/95          $ 33-1/2          $ 25-3/4         $ 27-3/4
        9/30/95          $ 30-3/4          $ 27             $ 27-5/8
        12/31/95         $ 28-1/2          $ 24-3/4         $ 25-1/2

        3/31/96          $ 30-3/8          $ 25-1/4         $ 28-3/8
        6/30/96          $ 29-1/2          $ 26-5/8         $ 27-1/4
        9/30/96          $ 24-5/8          $ 24-1/8         $ 24-1/2
        12/31/96         $ 23              $ 22-5/8         $ 22 -5/8
        3/31/97          $ 24-7/8          $ 21-5/8         $ 24-7/8
        6/30/97          $ 30              $ 24             $ 29-3/4
        9/30/97          $ 20-5/16         $ 24-3/4         $ 25-9/16
        12/31/97         $ 26-1/2          $ 23-5/16        $ 24-13/16

   QUARTER-END DATE        HIGH               LOW             CLOSE
   ----------------        ----               ---             -----

        3/31/98          $ 29              $ 28-3/8         $ 28-1/2
        6/30/98          $ 33-3/16         $ 32-3/8         $ 33
        9/30/98          $ 20-1/4          $ 23-1/2         $ 23-15/16
        12/31/98         $ 32-1/8          $ 31-1/16        $ 31-7/16

   Each investment fund's return to individual participants will not necessarily equal reported returns, because of the timing of contributions and investments and the allocation of earnings, as well as the diluting impact of cash or cash equivalents held by each fund for distributions or withdrawals.

   APPENDIX E -- STABLE VALUE FUND

   INVESTMENT OBJECTIVE

   The objective of this Fund is to seek preservation of capital, provide a reasonably predictable return that moves gradually toward current market interest rates while over time producing a return higher than that offered by money market funds, maintain diversification across all investment categories, and maintain adequate liquidity for participant elections. The Fund is considered conservative because it is designed to minimize the fluctuations in principal value that may be experienced in stock and bond funds. The trade-off for the lower risk of this investment is the potential for a lower return than that earned in other options.

   FUND DESCRIPTION

   The Stable Value Fund assets consist of a number of investment contracts with a diversified group of insurance companies, banks, and other financial institutions. Each contract has its own specific terms including interest rate and maturity date. The Fund invests primarily in alternative investment contracts issued by insurance companies or banks and backed by high grade fixed income assets. The contract issuer provides a "wrap" of the underlying assets, which assumes payment of benefits, if needed, at contract value (cost plus interest). In some instances, the Plan will have title to the underlying assets that are held in a custodial account. In others, the assets may be held through ownership of units of a fund or trust, or units of an insurance company's separate account. The crediting rate of these investments is based on the returns of the underlying assets, however, this return is spread over the life of the contract so as to produce a stable overall return for the Fund. Additionally, the Fund utilizes general account investment contracts issued by insurance companies or banks that contract to return the invested amount plus a rate of interest at a designated future date. The quality of this promise is based on the financial condition of the contract issuer.

   PORTFOLIO QUALITY BY S&P RATINGS

   RISK CONTROL

   As the Fund seeks to preserve principal value, PRIMCO controls risk by purchasing high quality, well diversified investments. Credit quality is the foundation on which investment decisions for the portfolio are based. All investments made for the Fund are rated AA- or better at the time of purchase. The investments are not guaranteed by Rubbermaid Incorporated, PRIMCO, nor guaranteed or insured by the U.S. Government.



   [GRAPH]



   The credited rate of the Fund is the average yield of all investments held in the Fund. As new investments are made and older investments are replaced at maturity, the average credited rate may change. In general, the credited rate will move toward current interest rates. The magnitude of the change depends on current rates and the amount of the portfolio being reinvested. Annual investment management fees and certain other administrative fees are netted against the return of the Fund.

   RATING DEFINITION

   AAA Superior financial security on an absolute and relative basis. Capacity to meet policyholder obligations is overwhelming under a variety of economic and underwriting conditions.

   AA+  Excellent financial security. Capacity to meet
   AA   policyholder obligations is strong under a variety
   AA-  of economic and underwriting conditions.

   A+   Good financial security. Capacity to meet
   A policyholder obligations is somewhat susceptible to adverse economic and underwriting conditions.

   * USING DEFINITIONS FROM STANDARD & POOR'S. OTHER RATINGS USE SIMILAR DEFINITIONS.

   PERFORMANCE DATA:

   ANNUALIZED RETURN (12/31/98)


   [GRAPH]



   RETURNS FOR PERIOD ENDED 12/31/98

                                     Total Return             Annualized
                                     ------------             ----------

            3 Month                     1.53%                    6.12%
            1 Year                      6.38%                    6.38%
            3 Year                     20.57%                    6.43%
            5 Year                     38.61%                    6.75%
            Since 2/28/90              95.14%                    7.86%

   Returns are net of investment management fees. Recordkeeping, trustee and other administrative fees are not reflected in these returns.

   INVESTOR TYPE

   *    Investors seeking minimal fluctuations in principal investment.

   * Investors looking for a competitive market interest rate with minimal overall risk.

   *    Investor willing to trade lower return potential for lower risk.

   * Investors looking to balance the volatility of equity investments by adding a Fund designed to preserve principal into their portfolio allocation.

   FUND MANAGER

   PRIMCO Capital Management, Inc. was hired in 1990 as investment manager for the Stable Value Fund. Founded in 1985, PRIMCO specializes in managing stable value funds and currently has over $21 billion in assets under management. PRIMCO is a registered investment advisor located in Louisville, Kentucky with an office in Portland, Oregon. PRIMCO is a wholly owned subsidiary of INVESCO, a member of the AMVESCAP PLC (formerly INVESCO PLC) global investment management organization. AMVESCAP PLC currently manages over $261 billion in assets (foreign and domestic) for corporate, public and jointly trusteed retirement plans, foundations, endowments, and a host of other institutional clients.

   FEES

   Participants investing in the Stable Value Fund may incur various fees which are deducted from participant accounts in the following different ways:

   (1)  In proportion to the value of each participant's account balance:

        *    Investment management fees

        * Annual loan maintenance fees (for loans initiated prior to 11/01/96)

        * Annual zero balance account fees for newly eligible participants

        *    Fund administration fees

   (2)  In equal dollar amount from each participant's account balance:

        *    Fees to comply with government rules and regulations

        *    Annual participant recordkeeping fees

        *    Legal, accounting, actuarial and trustee fees

   (3) Directly from each participant's account balance for those incurring the fees:

        *    New loan set up fees

        * Annual loan maintenance fees (for loans initiated on or after 11/01/96)

                           LIMITATION OF LIABILITY

   Neither Newell, Rubbermaid, its agent (including Newell or Rubbermaid if it is acting as such) in administering the Plan, nor the agent shall be liable for any act done in good faith or for the good faith omission to act in connection with the Plan. However, nothing contained herein shall affect a Participant's right to bring a cause of action based on alleged violations of federal securities laws.

                               USE OF PROCEEDS

   Newell does not anticipate that it will realize any net proceeds from the issuance of its common stock under the Plan.

                            PLAN OF DISTRIBUTION

   The common stock being offered hereby is offered pursuant to the Plan, the terms of which provide for the issuance of common stock in connection with investment of participant and employer contributions to the Plan.

                        DESCRIPTION OF COMMON SHARES

   Newell's certificate of incorporation authorizes the issuance of 400,000,000 shares of Common Stock, of which 162,728,371 were issued and outstanding on February 8, 1999. The description of the Common Stock is incorporated by reference into this Prospectus. See "Incorporation of Information by Reference" for information on how to obtain a copy of this description.

                                   EXPERTS

   The consolidated financial statements of Newell set forth in Newell's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 have been audited by Arthur Andersen LLP, independent accountants, as stated in their report dated January 27, 1999 included in the Form
   10-K and incorporated by reference in this document. Those consolidated financial statements have been incorporated by reference in this document and in reliance upon Arthur Andersen LLP's report given upon the authority of that firm as experts in accounting and auditing.


                                LEGAL MATTERS

   Certain legal matters in connection with the Common Stock offered hereby have been passed upon for Newell by Schiff Hardin & Waite, Chicago, Illinois. Schiff Hardin & Waite has advised Newell that a member of the firm participating in the representation of Newell owns approximately 3,900 shares of Newell common stock.

                                   PART II

                   INFORMATION NOT REQUIRED IN PROSPECTUS

   ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The estimated expenses in connection with the offering are as follows:

        Registration fee under the Securities Act  . . . . . . .  $ 4,139
        Legal fees and expenses  . . . . . . . . . . . . . . . .  $15,000
        Accounting fees and expenses . . . . . . . . . . . . . .  $ 5,000
        Miscellaneous  . . . . . . . . . . . . . . . . . . . . .  $15,000
                                                                  -------
                       Total . . . . . . . . . . . . . . . . . .  $39,139

   ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Section 102 of the Delaware law allows a corporation to eliminate the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except in cases where the director breached his or her duty of loyalty to the corporation or its stockholders, failed to act in good faith, engaged in intentional misconduct or a knowing violation of the law, willfully or negligently authorized the unlawful payment of a dividend or approved an unlawful stock redemption or repurchase or obtained an improper personal benefit. Newell's Charter contains a provision which eliminates directors' personal liability as set forth above.

        The Charter and the Bylaws of Newell provide in effect that Newell shall indemnify its directors and officers to the extent permitted by the Delaware law. Section 145 of the Delaware law provides that a Delaware corporation has the power to indemnify its directors, officers, employees and agents in certain circumstances.

        Subsection (a) of Section 145 of the Delaware law empowers a corporation to indemnify any director, officer, employee or agent, or former director, officer, employee or agent, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), against expenses (including attorneys'
   fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding provided that such director, officer, employee or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such director, officer, employee or agent had no reasonable cause to believe that his or her conduct was unlawful.

        Subsection (b) of Section 145 of the Delaware law empowers a corporation to indemnify any director, officer, employee or agent, or former director, officer, employee or agent, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

        Section 145 further provides that to the extent that a director or officer or employee of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections
   (a) and (b) or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith; that indemnification provided by Section 145 shall not be deemed exclusive of any other rights to which the party seeking indemnification may be entitled; and the corporation is empowered to purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145; and that, unless indemnification is ordered by a court, the determination that indemnification under subsections (a) and (b) of Section 145 is proper because the director, officer, employee or agent has met the applicable standard of conduct under such subsections shall be made by (1) a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.

        Newell has in effect insurance policies for general officers' and directors' liability insurance covering all of Newell's officers and directors. Newell also has entered into indemnification agreements with each of its officers and directors that provide that the officers and directors will be entitled to their indemnification rights as they existed at the time they entered into the agreements, regardless of subsequent changes in Newell's indemnification policy.

        Pursuant to an Agreement and Plan of Merger by and between Newell Co., Rooster Company and Rubbermaid Incorporated dated as of October

   20, 1998 (the "Merger Agreement"), Newell will, to the fullest extent not prohibited by applicable law, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date of the merger agreement, or who becomes prior to the Effective Time (as defined in the Merger Agreement), an officer, director of employee of Rubbermaid or any of its subsidiaries against any losses, expenses, claims, damages or liabilities (1) arising out of acts or omissions occurring at or prior to the Effective Time that are based on or arising out of the fact that such person is or was a director, officer or employee of Rubbermaid or any of its subsidiaries or served as a fiduciary under or with respect to any Rubbermaid employee benefit plan and (2) to the extent they are based on or arise out of the transactions contemplated by the Merger Agreement. In addition, from and after the Effective Time, directors and officers of Rubbermaid who become directors or officers of Newell will be entitled to indemnification under the Charter and the Bylaws of Newell, as the same may be amended from time to time in accordance with their terms and applicable law, and to all other indemnity rights and protections as are afforded to other directors and officers of Newell.

        Additionally, for six years after the Effective Time, Newell will maintain in effect Rubbermaid's current directors' and officers' liability insurance covering acts or omissions occurring prior to the Effective Time with respect to those persons who are currently covered by Rubbermaid's directors' and officers' liability insurance policy on terms with respect to such coverage and amount no less favorable than those of such policy in effect on the date of the Merger Agreement; provided that Newell may substitute policies of Newell or its subsidiaries containing terms with respect to coverage and amount no less favorable to such directors or officers. Newell will not be required to pay aggregate premiums for the insurance described in this paragraph in excess of 200% of the aggregate premiums paid by Rubbermaid in 1998, except that if the annual premiums of such insurance coverage exceed such amount, Newell will be obligated to obtain a policy with the best coverage available, in the reasonable judgment of Newell's Board, for a cost up to but not exceeding such amount.

        For six years after the Effective Time, Newell will also maintain in effect Rubbermaid's current fiduciary liability insurance policies for employees who serve or have served as fiduciaries under any Rubbermaid benefit plan with coverages and in amounts no less favorable than those of such policy in effect on the date of the Merger Agreement.

   ITEM 16.  EXHIBITS.

        The Exhibits filed herewith are set forth on the Exhibit Index filed as part of this Registration Statement.

   ITEM 17.  UNDERTAKINGS.

        (a)  Newell hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) To reflect in the prospectus any facts or events
                  arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering rang may be reflected in the form of prospectus filed with the Commission pursuant to Rule 242(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

   PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on form s-3, form s-8 or form f-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by Newell pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) Newell hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of Newell's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15 (d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Newell pursuant to the foregoing provisions, or otherwise, Newell has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Newell of expenses incurred or paid by a director, officer or controlling person of Newell in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Newell will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.



                                 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rockford, State of Illinois, on the 24th day of March, 1999.

                                      NEWELL CO.
                                      (Registrant)


                                      By: /s/ William T. Alldredge
                                          ------------------------------
                                           William T. Alldredge
                                           Vice President - Finance

        Each person whose signature appears below appoints, Dale L. Matschullat, John J. McDonough and William T. Alldredge or any one of them, as such person's true and lawful attorneys to execute in the name of each such person, and to file, any amendments to this Registration Statement that either of such attorneys shall deem necessary or advisable to enable the Registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission with respect thereto, in connection with this Registration Statement, which amend-ments may make such changes in such Registration Statement as either of the above-named attorneys deems appropriate, and to comply with the undertakings of the Registrant made in connection with this Registration Statement; and each of the undersigned hereby ratifies all that either of said attorneys shall do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the follow-ing persons in the capacities and on the dates indicated.

              Signature                                    Title                             Date
              ---------                                    -----                             ----

       /s/ John J. McDonough                    Chief                                  March 24, 1999
     -------------------------------            Executive Officer (Principal
              John J. McDonough                 Executive Officer) and Director


       /s/ Thomas A. Ferguson, Jr.              President and Chief                    March 24, 1999
     -------------------------------            Operating Officer and Director
              Thomas A. Ferguson, Jr.


       /s/ Donald L. Krause                     Senior Vice President - Corporate      March 24, 1999
     -------------------------------            Controller (Principal Accounting
              Donald L. Krause                  Officer)


       /s/ William T. Alldredge                 Vice President - Finance               March 24, 1999
     -------------------------------            (Principal Financial Officer)
              William T. Alldredge

       /s/ William P. Sovey                     Chairman of the Board of               March 24, 1999
     -------------------------------            Directors
              William P. Sovey


       /s/ Alton F. Doody                       Director                               March 24, 1999
     -------------------------------
              Alton F. Doody


                                     47


       /s/ Daniel C. Ferguson                   Director                               March 24, 1999
     -------------------------------
              Daniel C. Ferguson


       /s/ Robert L. Katz                       Director                               March 24, 1999
     -------------------------------
              Robert L. Katz


       /s/ Elizabeth Cuthbert Millett           Director                               March 24, 1999
     ----------------------------------
              Elizabeth Cuthbert Millett


       /s/ Cynthia A. Montgomery                Director                               March 24, 1999
     --------------------------------
              Cynthia A. Montgomery


       /s/ Allan P. Newell                      Director                               March 24, 1999
     --------------------------------
              Allan P. Newell





                              INDEX TO EXHIBITS

         Exhibit
         Number             Exhibit
         ------             -------

         2* Agreement and Plan of Merger dated as of October 20, 1998, among Newell, Rubbermaid and Rooster Company (incorporated by reference to Annex A to the joint proxy statement/prospectus contained in Newell's Registration Statement on Form S-4 (File No. 333-71747) effective February 4, 1999.

        4.1       Rubbermaid Retirement Plan.

        4.2* Rights Agreement, dated as of August 6, 1998, between Newell and First Chicago Trust Company of New York (incorporated by reference to Exhibit I to Newell's Registration Statement on Form 8-A12B (Reg. No. 1-09608), filed with the Commission on August 28, 1998).

        5         Opinion of Schiff Hardin & Waite.

        23.1      Consent of Arthur Andersen LLP.

        23.2 Consent of Schiff Hardin & Waite (included in its opinion filed as Exhibit 5 in this Registration Statement).

        24        Power of Attorney (set forth on the
                  signature page).


   -------------------

   *    Previously filed.






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